As filed with the Securities and Exchange Commission on September 9, 2009        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of Registrant as specified in its charter)

Puerto Rico	66-0667416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Popular Center Building
209 Muñoz Rivera Avenue
San Juan, Puerto Rico	00918
(Address of Principal Executive Offices)	(Zip Code)
POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
(Full title of the plan)

Jorge A. Junquera
Senior Executive Vice President
and Chief Financial Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Name and address of agent for service)
(787) 765-9800
(Telephone number, including area code, of agent for service)

Copies to:
Brunilda Santos de Alvarez
Executive Vice President and Chief Legal Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate	registration
Title of each class of securities to be registered	Registered (1)(2)	per unit (3)	offering price	fee (3)
Popular, Inc. Puerto Rico Savings and Investment Plan
Common Stock, par value $0.01 per share	5,000,000	$2.26	11,300,000	$630.54

(1)	The amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Popular, Inc. Puerto Rico Savings and Investment Plan.

(3)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $2.26 per share, which was the average of the high and low prices of the Common Stock on September 4, 2009, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
     This Registration Statement on Form S-8 is being filed for the purpose of registering 5,000,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued in connection with the Popular, Inc. Puerto Rico Savings and Investment Plan (the “Puerto Rico Plan”), as well as related interests of participants in the Puerto Rico Plan. In accordance with Instruction E of the General Instructions to Form S-8, the Registration Statements on Form S-8 (the “Previous S-8s”) previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Puerto Rico Plan (File Nos. 333-53114 and 333-145272) are incorporated by reference herein, including all periodic reports of the Registrant that were filed subsequent to the Previous S-8s and which are incorporated by reference into such Previous S-8s.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico on the 8th day of September, 2009.

POPULAR, INC.
By:	/s/ David H. Chafey, Jr.
	Name:	David H. Chafey, Jr.
	Title:	President

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Popular, Inc. Puerto Rico Savings and Investment Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico on the 8th day of September, 2009.

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
By:	/s/ Eduardo J. Negrón
	Name:	Eduardo J. Negrón
	Title:	Authorized Representative

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, David H. Chafey, Jr., Jorge A. Junquera, Eduardo J. Negrón, Brunilda Santos de Alvarez and Richard Barrios, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

II-1

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 8th day of September, 2009.

Signature	Title	Date

/s/ Richard L. Carrión Richard L. Carrión	Chairman of the Board and Chief Executive Officer	September 8, 2009

/s/ Juan J. Bermúdez Juan J. Bermúdez	Director	September 8, 2009

/s/ María Luisa Ferré María Luisa Ferré	Director	September 8, 2009

/s/ Michael T. Masin Michael T. Masin	Director	September 8, 2009

/s/ Manuel Morales, Jr. Manuel Morales, Jr.	Director	September 8, 2009

/s/ Francisco M. Rexach, Jr. Francisco M. Rexach, Jr.	Director	September 8, 2009

/s/ Frederic V. Salerno Frederic V. Salerno	Director	September 8, 2009

/s/ William J. Teuber, Jr. William J. Teuber, Jr.	Director	September 8, 2009

/s/ José R. Vizcarrondo José R. Vizcarrondo	Director	September 8, 2009

/s/ Jorge A. Junquera Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 8, 2009

/s/ Ileana González Ileana González	Senior Vice President and Comptroller (Principal Accounting Officer)	September 8, 2009

II-2

EXHIBIT INDEX

Exhibit		Description

4.1	—	Composite Articles of Incorporation of the Company, as currently in effect, incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 001-34084)

4.2	—	Amended and Restated By-laws of the Company, incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on December 23, 2008 (File No. 001-34084).

4.3	—	Specimen of Certificate of the registrant’s Common Stock, par value $0.01 per share, incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the Commission on August 26, 2009 (File No. 001-34084).

4.4	—	Copy of Popular, Inc. Puerto Rico Savings and Investment Plan.*

5.1	—	Opinion of Pietrantoni Méndez & Alvarez LLP with respect to the Popular, Inc. Puerto Rico Savings and Investment Plan, regarding compliance with ERISA.*

23.1	—	Consent of Pietrantoni Mendez & Alvarez LLP (included as part of Exhibit 5.1 above).

23.2	—	Consent of PricewaterhouseCoopers LLP.*

24.1	—	Power of Attorney (included on page II-2).

*	Filed herewith